EXHIBIT 99.1

PEMCO AVIATION GROUP TO RESTATE FINANCIAL STATEMENTS

FOR FIRST THREE QUARTERS OF 2003

EXPECTED 2003 RESULTS ALSO ANNOUNCED

BIRMINGHAM, AL — March 31, 2004 — Pemco Aviation Group, Inc. (NASDAQ: PAGI) announced today its preliminary results for the fiscal year ended December 31, 2003 and that it has completed an investigation which resulted in restating its financial results for the first three quarters of fiscal year 2003. Although completion of the audit of fiscal year 2003 and restatement of the quarters will delay the filing of the Company’s Annual Report on Form 10-K for fiscal year 2003, the Company expects to file its 2003 Form 10-K and amendments to its Quarterly Reports on Form 10-Q by April 15, 2004.

While the Company’s independent auditor, Ernst & Young LLP, has not completed its audit of the Company’s financial statements for 2003, the Company expects on a preliminary basis to report record sales ranging from approximately $188 million to $192 million for 2003, an increase of approximately 15-18% over sales of $162.9 million in 2002, with sales increases for both the Government Services and Commercial Services segments. Gross profit for 2003 is estimated to range from approximately $41.0 million to $43.0 million, compared to $35.8 million in 2002, an increase of approximately 15-20%. Operating income for 2003 is estimated to range from approximately $16.0 million to $17.0 million, compared to $14.3 million in 2002, an increase of approximately 12-19%. Net earnings for 2003 are estimated to range from approximately $9.9 million to $10.2 million, compared to $8.8 million in 2002, an increase of approximately 12-16%. The Company expects basic earnings per share to range from $2.45 to $2.52 and diluted earnings per share to range from $2.25 to $2.32, compared to $2.24 and $2.02 respectively for 2002, representing increases of approximately 9-12% and 11-15%.

The investigation was conducted by the Company’s outside counsel, Latham & Watkins LLP, with the oversight of the Company’s Audit Committee. The investigation arose out of a concern expressed by Ernst & Young LLP regarding the appropriateness of, and accuracy of accounting for, certain aircraft maintenance contracts performed by the Company’s wholly-owned subsidiary, Pemco World Air Services, Inc., based in Dothan, Alabama. The investigation concluded that (1) the Company’s failure to record a loss on a contract in the first quarter of 2003, overstatement of revenues in the second quarter of 2003 and understatement of revenues in the third quarter of 2003 resulted from good faith but incorrect applications of accounting principles; (2) the underlying transactions were appropriate and were reflected in the Company’s records; and (3) neither the Company nor any individual personnel had intended to cause incorrect accounting to occur.

The Company has not yet completed its review and analysis of revenue recognition for the first three quarters of 2003. As a result of the analysis conducted to date, the Company estimates that its revenues were overstated in the second quarter of 2003 by approximately $1.4 million. Of this total amount, approximately $300,000 was recognized prematurely and approximately $228,000 was improperly recognized. Of the $300,000 recognized prematurely, the Company expects to recognize approximately $150,000 during each of the third and fourth quarters of 2003. In addition, the Company expects to reverse $900,000 of revenue during the second quarter of 2003 and to reverse a charge to bad debt expense of equal amount associated with this revenue during the third quarter of 2003.

The Company provides for losses on uncompleted contracts in the period in which its management determines that the estimated total costs under a contract will exceed the estimated total contract revenues. The Company expects that reductions of total estimated contract revenues will affect the Company’s calculation of its provision for losses on uncompleted contracts and that it will include the effect of these revenue adjustments in the Company’s reserve for contract loss calculations, which will result in an increase to cost of sales of approximately $937,000, $640,000 and $1,141,000, and a corresponding increase to the reserve for contract losses for the first, second and third quarters of fiscal year 2003, respectively. The expected accrual of these loss provisions during the first, second and third quarters of fiscal year 2003 will result in an adjustment to decrease cost of sales previously recorded during the second, third and fourth quarters of fiscal year 2003 by approximately $937,000, $640,000 and $1,141,000, respectively.

The restatement is not expected to have any impact on the Company’s financial condition, results of operations or liquidity for any period prior to 2003.

In addition, Ernst & Young LLP has advised the Company of a material weakness in internal controls over financial reporting involving incorrect applications of generally accepted accounting principles as a result of personnel in certain areas of the Company who did not have a full understanding of pertinent accounting and financial reporting principles and as a result of the untimely resoulution of errors. The incorrect applications of accounting principles involve revenue recognition and estimates to complete certain contracts made in connection with projecting losses on contracts for recognition in a current period. The untimely resolution of errors involved inventory accounting and the reconciliation of intercompany transactions. The Company has taken proactive steps to remediate the material weakness, including retention of a manager of corporate accounting, increased training of its corporate and accounting staff to heighten awareness of revenue recognition, estimates of contract completion, inventory accounting and reconciliation of intercompany transactions by corporate and accounting personnel and enhanced coordination between management and the Company’s accounting staff with respect to these issues. In addition, the Company has transferred its corporate vice president of finance to Pemco World Air Services, Inc., in Dothan to oversee accounting functions there.

Following the Company’s determination to restate its financial statements for the first three quarters of 2003, the Company has also made other adjustments to the quarters based upon a thorough examination of transactions during 2003. These adjustments include balance sheet reclassifications of approximately $271,000, cost of sales reclassifications between quarters in the net amount of approximately $344,000 and the characterization of the Company’s method of contract accounting for the third quarter of 2003.

Subject to the completion by Ernst & Young LLP of its review of the restated financial statements, the Company expects the restatement to result in an aggregate decrease in revenue of $1.1 million, a decrease in gross profit of $0.2 million, and a decrease in net income of $0.1 million for the year ended December 31, 2003.

The Company expects the restatement to have the following impact on its financial statements for the first three quarters of fiscal year 2003:

First Three Quarters of Fiscal Year 2003 (in thousands, except per share data)

	Quarter Ended 3/31/03			Quarter Ended 6/30/03			Quarter Ended 9/30/03
	As Reported	As Restated	Net Change	As Reported	As Restated	Net Change	As Reported	As Restated	Net Change
Net Sales	$35,669	$35,669	$—	$48,681	$47,253	$(1,428)	$43,946	$44,095	$149
Gross Profit	7,442	6,505	(937)	12,251	11,120	(1,131)	12,453	12,657	204
Net Income	1,273	693	(580)	2,830	2,129	(701)	3,840	3,967	127
Net Income per Share:
Basic	$0.32	$0.17	$(0.15)	$0.70	$0.53	$(0.17)	$0.95	$0.98	$0.03
Diluted	$0.29	$0.16	$(0.13)	$0.65	$0.49	$(0.16)	$0.88	$0.91	$0.03

The Company expects its results for the fourth quarter of fiscal year 2003 and for the overall fiscal year 2003 will be within the following ranges:

Expected Results Fourth Quarter 2003 and Fiscal Year 2003 (in thousands, except per share data)

	Quarter Ended 12/31/2003		Fiscal Year 2003
	Low	High	Low	High
Net Sales	$60,983	$64,983	$188,000	$192,000
Gross Profit	10,718	12,718	41,000	43,000
Net Income	3,111	3,411	9,900	10,200
Net Income per Share:
Basic	$0.77	$0.84	$2.45	$2.52
Diluted	$0.69	$0.76	$2.25	$2.32

In addition to the effect of the restatement on net sales, gross profits and net income in the first three quarters of fiscal year 2003, the restatement will have the following effect on net sales, gross profits and net income in the fourth quarter of 2003 and for fiscal year 2003 overall:

	Quarter Ended 3/31/03	Quarter Ended 6/30/03	Quarter Ended 9/30/03	Quarter Ended 12/31/03	2003 Aggregate Impact
	(in thousands)
Net Sales Increase (Decrease)	$—	$(1,428)	$149	$150	$(1,129)
Gross Profit Increase (Decrease)	(937)	(1,131)	204	1,636	(228)
Net Income Increase (Decrease)	(580)	(701)	127	1,014	(140)

The unaudited information presented herein may differ materially from the Company’s financial statements that are finally issued following the completion by Ernst & Young LLP of its audit of the results of the Company’s 2003 fiscal year and the review by Ernst & Young LLP of the first three quarters of 2003. Following the completion of the annual audit and quarterly review, changes in the information presented herein could be material, individually or in the aggregate, to the Company’s business, financial condition, results of operations or liquidity.

Safe Harbor Statement

This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the

Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “estimate,” “expect,” “intend” and other words and terms of similar meaning, in connection with any discussion of the Company’s financial statements, business, financial condition, results of operations or liquidity. Factors that could affect the Company’s forward-looking statements include, among other things: the audit of 2003 and the review of the restatement of the first three quarters of 2003 by Ernst & Young LLP; negative reactions from the Company’s stockholders, creditors or customers to the results of the investigation and restatement or further delay in providing financial information caused by the investigation and restatement; the impact and result of any litigation (including private litigation), any action by The Nasdaq Stock Market, or of any investigation by the Securities and Exchange Commission (SEC) or any investigation by any other governmental agency related to the Company; the Company’s ability to obtain any necessary waivers from its creditors in the event of a further delay in, or other adverse developments relating to, the restatement; the Company’s ability to manage its operations during and after the financial statement restatement process; the Company’s ability to successfully implement internal controls and procedures that remediate the material weakness and ensure timely, effective and accurate financial reporting; changes in economic conditions; the Company’s ability to obtain additional contracts and perform under existing contracts; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2002. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements and is not responsible for changes made to this release by wire services or Internet services.

About Pemco

Pemco Aviation Group, Inc., with executive offices in Birmingham, Alabama, and facilities in Alabama, Florida and California, performs maintenance and modification of aircraft for the U. S. Government and for foreign and domestic commercial customers. The Company also provides aircraft parts and support and engineering services, in addition to developing and manufacturing aircraft cargo systems, rocket vehicles and control systems, and precision components. For more information: www.pemcoaviationgroup.com.